Jason M. Adler – Exhibit 24 Authorization and Designation to Sign and File Section 16 Reporting Forms The undersigned does hereby authorize and designate each of Aaron Werner and Terry Doucet, each with right to substitute and resubstitute, but for only so long as each of them is an employee of Cronos Group Inc., a corporation incorporated under the Business Corporations Act (British Columbia) (the “Company”), to sign and file on his behalf the application for the required Securities and Exchange Commission (the “SEC”) electronic CIK/CCC codes and any and all Forms 3, 4 and 5 and Forms 144 relating to equity securities of the Company with the SEC pursuant to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”) and Rule 144 under the Securities Act of 1933, as amended. This authorization, unless earlier revoked in writing, shall be valid until the undersigned’s reporting obligations under Section 16 and Rule 144 with respect to equity securities of the Company shall cease. All prior such authorizations are hereby revoked. IN WITNESS WHEREOF, the undersigned has executed this Authorization and Designation this ____ day of _________________, 2022. Jason M. Adler February7th